MAA

Earnings Release | Supplemental Data

First Quarter 2019

www.maac.com

1859

TABLE OF CONTENTS
Overview	1
Financial Highlights	6
Consolidated Statements of Operations	8
Share and Unit Data	9
Consolidated Balance Sheets	10
Reconciliation of Non-GAAP Financial Measures	11
Non-GAAP Financial Measures	14
Other Key Definitions	15
Portfolio Statistics	S-1
Components of Net Operating Income/Components of Same Store Portfolio Property Operating Expenses	S-3
NOI Contribution Percentage by Market	S-4
Multifamily Same Store Portfolio Comparisons	S-5
Multifamily Development Pipeline/Multifamily Interior Redevelopment Pipeline/Multifamily Lease-up Communities/2019 Acquisition Activity & Disposition Activity (Through March 31, 2019)	S-7
Investments in Unconsolidated Real Estate Entities	S-8
Debt and Debt Covenants as of March 31, 2019	S-9
2019 Guidance/Reconciliation of Net Income per Diluted Common Share Guidance to FFO and AFFO per Share Guidance	S-11
Credit Ratings/Common Stock/Investor Relations Data	S-12

OVERVIEW

MAA REPORTS FIRST QUARTER RESULTS
GERMANTOWN, TN, May 1, 2019 /PRNewswire/ -- Mid-America Apartment Communities, Inc., or MAA (NYSE: MAA), today announced operating results for the quarter ended March 31, 2019.

Net Income Available for Common Shareholders
For the quarter ended March 31, 2019, net income available for MAA common shareholders was $62.7 million, or $0.55 per diluted common share, compared to $48.1 million, or $0.42 per diluted common share, for the quarter ended March 31, 2018. Results for the quarter ended March 31, 2019 included $0.5 million of non-cash expense related to the fair value adjustment of the embedded derivative in the MAA Series I preferred shares and $9.0 million, or $0.08 per diluted common share, of gains related to the sale of real estate assets. Results for the quarter ended March 31, 2018 included $2.6 million, or $0.02 per diluted common share, of non-cash expense related to the embedded derivative in the preferred shares.

Funds from Operations (FFO)
For the quarter ended March 31, 2019, FFO was $186.4 million, or $1.58 per diluted common share and unit, or per Share, compared to $169.6 million, or $1.44 per Share, for the quarter ended March 31, 2018. Results for the quarter ended March 31, 2019 included $0.5 million of non-cash expense related to the embedded derivative in the preferred shares and $9.0 million, or $0.08 per Share, of gains related to the sale of non-depreciable real estate assets. Results for the quarter ended March 31, 2018 included $2.6 million, or $0.02 per Share, of non-cash expense related to the embedded derivative in the preferred shares.

A reconciliation of FFO to net income available for MAA common shareholders, and an expanded discussion of the components of FFO, can be found later in this release.

Eric Bolton, Chairman and Chief Executive Officer, said, “Demand for apartment housing remains strong across our high-growth Sunbelt markets. We continue to capture high resident retention and strong occupancy, with the first quarter also generating the highest year over year rent growth that we have captured over the past two years. We are encouraged with the strong start to the year and the pricing trends as we head into the busy summer leasing season.”

Highlights

•
Property revenues from the Same Store Portfolio increased 2.3% during the first quarter of 2019 as compared to the same period in the prior year. Results were driven by a 3.1% growth in Average Effective Rent per Unit, which was a 80 basis point improvement from the performance in the fourth quarter of 2018, and continued strong Average Physical Occupancy of 95.9%.

•	Property operating expenses for the Same Store Portfolio increased 2.1% during the first quarter of 2019 as compared to the same period in the prior year.

•	Net Operating Income, or NOI, from the Same Store Portfolio increased by 2.5% during the first quarter of 2019 as compared to the same period in the prior year.

•
Strong demand for apartment housing continues to support low resident turnover as resident move outs for the Same Store Portfolio for the first quarter of 2019 remained low at 47.5% on a rolling twelve month basis.

•
As of the end of the first quarter, MAA had five development projects under construction, which included 1,090 units, with a total projected cost of $230.5 million and an estimated $171.0 million remaining to be funded as of March 31, 2019.

•
As of the end of the first quarter of 2019, MAA had four properties in their initial lease-up. At quarter-end, average physical occupancy for the lease-up portfolio was 70.3%. These properties are expected to stabilize over the remainder of the current year.

•
During the first quarter of 2019, MAA closed on a pre-purchase of a 345-unit multifamily apartment community development, Novel Midtown, located in the Phoenix, Arizona market. In addition, the company began development of a 168-unit expansion of its Copper Ridge multifamily apartment community located in Fort Worth, Texas.

•
During the three months ended March 31, 2019, MAA completed renovation of 1,679 units under its interior redevelopment program, achieving average rental rate increases of 10.9% above non-renovated units.

Same Store Portfolio Operating Results
To ensure comparable reporting with prior periods, the Same Store Portfolio includes properties that were stabilized and owned by MAA at the beginning of the previous year.

The Same Store Portfolio revenue growth of 2.3% during the first quarter of 2019 was primarily a result of a 3.1% increase in Average Effective Rent per Unit, as compared to the same period in the prior year. Rent growth for both new and renewing leases, as compared to the prior lease, on a combined basis increased an average of 3.9% during the first quarter of 2019, a 240 basis point improvement over the performance from same period in the prior year. Average Physical Occupancy for the Same Store Portfolio was strong at 95.9% for the first quarter of 2019, a slight decrease from 96.2% in the same period in the prior year. Property operating expenses increased 2.1% for the first quarter of 2019 as compared to the same period in the prior year, primarily driven by a 6.0% increase in real estate property taxes. This resulted in Same Store Portfolio NOI growth of 2.5% for the first quarter of 2019 as compared to the same period in the prior year.

A reconciliation of NOI, including Same Store NOI, to net income available for MAA common shareholders, and an expanded discussion of the components of NOI, can be found later in this release.

Development and Lease-up Activity
As of the end of the first quarter of 2019, MAA had five development communities under construction. Total development costs for the five communities are projected to be $230.5 million, of which an estimated $171.0 million remained to be funded as of the end of the first quarter of 2019. The expected average stabilized NOI yield on these communities is 6.2%. During the first quarter of 2019, MAA funded $14.8 million of construction costs on development projects. MAA expects to complete two developments in the second half of 2019, one development in the first half of 2020, one development in the second half of 2020 and one development in the first half of 2021.

MAA had four apartment communities, containing a total of 1,311 units, remaining in initial lease-up as of the end of the first quarter of 2019: Sync 36 I, located in Denver, Colorado; Post River North, located in Denver, Colorado; 1201 Midtown II, located in Charleston, South Carolina; and Post Centennial Park, located in Atlanta, Georgia. Physical occupancy for the four lease-up projects averaged 70.3% at the end of the first quarter of 2019.

Acquisition and Disposition Activity
During February 2019, MAA closed on a pre-purchase of a 345-unit multifamily apartment community development, Novel Midtown, located in the Phoenix, Arizona market. The community is being developed in a joint venture with a local developer. MAA holds an 80% interest in the joint venture. MAA expects the development to be completed in the first half of 2021. MAA will provide leasing and management services to the community and expects to ultimately acquire a 100% interest in the apartment community.

In April 2019, MAA acquired a two acre parcel of land located in the Orlando, Florida market and is currently performing pre-development work with a development start expected in late 2019.

In February 2019, MAA closed on the disposition of a one acre land parcel located in the Atlanta, Georgia market resulting in a net gain of $9.0 million on the sale of non-depreciable real estate assets. Due to uncertainty in the likelihood and timing of closing on the sale of the parcel at the time of MAA's fourth quarter and year end 2018 earnings release, the gain on sale of non-depreciable real estate assets was not reflected in MAA's initial guidance for the first quarter of 2019 or the full year of 2019.

In March 2019, MAA closed on the disposition of a 42,000 square foot commercial office property located in Memphis, Tennessee, which was previously used as the MAA corporate office, for proceeds totaling $3.3 million, resulting in a negligible loss recognized on the sale of depreciable real estate assets.

Interior Redevelopment Activity
MAA continues its interior redevelopment program at select apartment communities throughout the portfolio. During the first quarter of 2019, MAA redeveloped a total of 1,679 units at an average cost of $6,131 per unit, achieving average rental rate increases of 10.9% above non-renovated units. MAA expects a total of 7,500 to 8,500 units to be redeveloped in 2019.

Capital Expenditures
Recurring capital expenditures totaled $12.6 million for the first quarter of 2019, or approximately $0.11 per Share, as compared to $9.5 million, or $0.08 per Share, for the same period in the prior year. These expenditures led to Adjusted Funds from Operations, or AFFO, of $1.47 per Share for the first quarter of 2019, compared to $1.36 per Share for the same period in the prior year.

Redevelopment, revenue enhancing, commercial and other capital expenditures during the first quarter of 2019 were $25.9 million, as compared to $26.1 million for the same period in the prior year. These expenditures led to Funds Available for Distribution, or FAD, of $148.0 million for the first quarter of 2019, compared to $134.0 million for the same period in the prior year.

A reconciliation of FFO, AFFO and FAD to net income available for MAA common shareholders, and an expanded discussion of the components of FFO, AFFO and FAD, can be found later in this release.

Financing Activities
During the first quarter of 2019, MAA's primary operating partnership, Mid-America Apartments, L.P. (referred to as MAALP or the Operating Partnership), completed a public bond offering. MAALP issued $300 million of 3.950% senior unsecured notes due in 2029, at an issue price of 99.720%. In connection with the bond transaction, the company cash-settled $300 million in forward interest rate swap agreements entered into during 2018 to effectively lock the interest rate on the planned bond issuance, which produced an effective interest rate of 4.24% over the term of the bonds.

In February 2019, MAALP entered into a 4.43% fixed rate 30 year secured property mortgage totaling $191.3 million associated with seven of its apartment communities.

As of March 31, 2019, MAA had approximately $967.2 million combined cash and available capacity under MAALP's unsecured revolving credit facility.

Dividends and distributions paid on shares of common stock and noncontrolling interests during the first quarter of 2019 were $113.3 million, as compared to $108.7 million for the same period in the prior year.

Balance Sheet
As of March 31, 2019:

•	Total debt to adjusted total assets (as defined in the covenants for the bonds issued by MAALP) was 32.6%;

•	Total debt outstanding was $4.5 billion at an average effective interest rate of 3.9%;

•	85.2% of total debt was fixed or hedged against rising interest rates for an average of 8.0 years; and

•	Unencumbered NOI was 90.2% of total NOI, as compared to 92.6% as of December 31, 2018.

101st Consecutive Quarterly Common Dividend Declared
MAA declared its 101st consecutive quarterly common dividend at an annual rate of $3.84 per common share, which was paid on April 30, 2019 to holders of record on April 15, 2019.

2019 Net Income per Diluted Common Share and FFO and AFFO per Share Guidance
MAA is updating and increasing prior 2019 guidance for Net income per diluted common share, as well as FFO per Share and AFFO per Share. FFO and AFFO are non-GAAP measures. Acquisition and disposition activity materially affects depreciation and capital gains or losses, which combined, generally represent the majority of the difference between Net income available for common shareholders and FFO. As outlined in the definitions of non-GAAP measures accompanying this release, MAA's definition of FFO is in accordance with the National Association of Real Estate Investment Trusts', or NAREIT's, definition. MAA believes that FFO is helpful in understanding operating performance in that FFO excludes depreciation expense of real estate assets and certain other non-routine items.

Net income per diluted common share is expected to be in the range of $2.19 to $2.43 per diluted common share, or $2.31 per diluted common share at the midpoint, for the full year of 2019. FFO per Share for the year is expected to be in the range of $6.11 to $6.35 per Share, or $6.23 per Share at the midpoint. MAA expects FFO for the second quarter of 2019 to be in the range of $1.45 to $1.57 per Share, or $1.51 per Share at the midpoint. MAA does not forecast Net income per diluted share on a quarterly basis as it is not reasonable to accurately predict the timing of forecasted acquisition and disposition activity within a particular quarter (rather than during the course of the full year).

Supplemental Material and Conference Call
Supplemental data to this release can be found under the "Financial Results" navigation tab on the "For Investors" page of our website at www.maac.com. MAA will host a conference call to further discuss first quarter results on Thursday, May 2, 2019, at 9:00 AM Central Time. The conference call-in number is 877-830-2596. You may also join the live webcast of the conference call by accessing the "For Investors" page of our website at www.maac.com. MAA's filings with the Securities and Exchange Commission, or SEC, are filed under the registrant names of Mid-America Apartment Communities, Inc. and Mid-America Apartments, L.P.

About MAA
MAA, an S&P 500 company, is a real estate investment trust, or REIT, focused on delivering full-cycle and superior investment performance for shareholders through the ownership, management, acquisition, development and redevelopment of quality apartment communities in the Southeast, Southwest, and Mid-Atlantic regions of the United States. As of March 31, 2019, MAA had ownership interest in 101,954 apartment units, including communities currently in development, across 17 states and the District of Columbia. For further details, please visit the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com, or via mail at MAA, 6815 Poplar Ave., Suite 500, Germantown, TN 38138, Attn: Investor Relations.

Forward-Looking Statements
Sections of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to our expectations for future periods. Forward-looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future. Such forward-looking statements include, without limitation, statements concerning forecasted operating performance and results, property acquisitions and dispositions, joint venture activity, development and renovation activity as well as other capital expenditures, capital raising activities, rent and expense growth, occupancy, financing activities, and interest rate and other economic expectations. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, as described below, which may cause our actual results, performance or achievements to be materially different from the results of operations, financial conditions or plans expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included in this release may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

The following factors, among others, could cause our actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements:

•	inability to generate sufficient cash flows due to market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;

•	exposure, as a multifamily focused REIT, to risks inherent in investments in a single industry and sector;

•
adverse changes in real estate markets, including, but not limited to, the extent of future demand for multifamily units in our significant markets, barriers of entry into new markets which we may seek to enter in the future, limitations on our ability to increase rental rates, competition, our ability to identify and consummate attractive acquisitions or development projects on favorable terms, our ability to consummate any planned dispositions in a timely manner on acceptable terms, and our ability to reinvest sale proceeds in a manner that generates favorable returns;

•	failure of new acquisitions to achieve anticipated results or be efficiently integrated;

•	failure of development communities to be completed, if at all, within budget and on a timely basis, to lease-up as anticipated or to achieve anticipated results;

•	unexpected capital needs;

•	changes in operating costs, including real estate taxes, utilities and insurance costs;

•	losses from catastrophes in excess of our insurance coverage;

•	ability to obtain financing at favorable rates, if at all, and refinance existing debt as it matures;

•	level and volatility of interest or capitalization rates or capital market conditions;

•	loss of hedge accounting treatment for interest rate swaps;

•	the continuation of the good credit of our interest rate swap providers;

•	price volatility, dislocations and liquidity disruptions in the financial markets and the resulting impact on financing;

•	the effect of any rating agency actions on the cost and availability of new debt financing;

•
the effect of the phase-out of the London Interbank Offered Rate, or LIBOR, as a variable rate debt benchmark by the end of 2021 and the transition to a different benchmark interest rate could have adverse effects on our interest expense and our cash flow for general corporate requirements;

•	significant decline in market value of real estate serving as collateral for mortgage obligations;

•	significant change in the mortgage financing market that would cause single-family housing, either as an owned or rental product, to become a more significant competitive product;

•
our ability to continue to satisfy complex rules in order to maintain our status as a REIT for federal income tax purposes, the ability of MAALP to satisfy the rules to maintain its status as a partnership for federal income tax purposes, the ability of our taxable REIT subsidiaries to maintain their status as such for federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;

•	inability to attract and retain qualified personnel;

•	cyber liability or potential liability for breaches of our privacy or information security systems;

•	potential liability for environmental contamination;

•	adverse legislative or regulatory tax changes;

•	legal proceedings relating to various issues, which, among other things, could result in a class action lawsuit;

•	compliance costs associated with laws requiring access for disabled persons; and

•	other risks identified in this press release and, from time to time, in reports we file with the SEC or in other documents that we publicly disseminate.

New factors may also emerge from time to time that could have a material adverse effect on our business. Except as required by law, we undertake no obligation to publicly update or revise forward-looking statements contained in this release to reflect events, circumstances or changes in expectations after the date of this release.

FINANCIAL HIGHLIGHTS
Dollars in thousands, except per share data	Three months ended March 31,
	2019	2018
Rental and other property revenues	$401,178	$386,017

Net income available for MAA common shareholders	$62,738	$48,097

Total NOI(1)	$251,801	$241,613

Earnings per common share:(2)
Basic	$0.55	$0.42
Diluted	$0.55	$0.42

Funds from operations per Share - diluted:(2)
FFO(1)	$1.58	$1.44
AFFO(1)	$1.47	$1.36

Dividends declared per common share	$0.9600	$0.9225

Dividends/ FFO (diluted) payout ratio	60.8%	64.1%
Dividends/ AFFO (diluted) payout ratio	65.3%	67.8%

Consolidated interest expense	$45,700	$40,905
Mark-to-market debt adjustment	85	2,951
Debt discount and debt issuance cost amortization	(1,805)	(1,383)
Capitalized interest	388	795
Total interest incurred	$44,368	$43,268

Amortization of principal on notes payable	$1,847	$2,710

(1) A reconciliation of the following items and an expanded discussion of their respective components can be found later in this release: (i) NOI to Net income available for MAA common shareholders; and (ii) FFO and AFFO to Net income available for MAA common shareholders.
(2) See the "Share and Unit Data" section for additional information.

FINANCIAL HIGHLIGHTS (CONTINUED)
Dollars in thousands, except share price
	March 31, 2019	December 31, 2018
Gross Assets(1)	$13,972,470	$13,873,068
Gross Real Estate Assets(1)	$13,813,328	$13,735,247
Total debt	$4,548,098	$4,528,328
Common shares and units outstanding	118,021,379	117,955,568
Share price	$109.33	$95.70
Book equity value	$6,336,344	$6,381,603
Market equity value	$12,903,277	$11,288,348
Net Debt/Recurring Adjusted EBITDAre (2)	4.96x	4.99x

(1) A reconciliation of Gross Assets to Total assets and Gross Real Estate Assets to Real estate assets, net, along with an expanded discussion of their components, can be found later in this release.
(2) Recurring Adjusted EBITDAre in this calculation represents the trailing twelve month period for each date presented. A reconciliation of the following items and an expanded discussion of their respective components can be found later in this release: (i) EBITDA, EBITDAre, Adjusted EBITDAre and Recurring Adjusted EBITDAre to Net income; and (ii) Net Debt to Unsecured notes payable and Secured notes payable.

CONSOLIDATED STATEMENTS OF OPERATIONS
Dollars in thousands, except per share data	Three months ended March 31,
	2019	2018
Revenues:
Rental and other property revenues	$401,178	$386,017
Expenses:
Operating expense, excluding real estate taxes and insurance	89,793	89,148
Real estate taxes and insurance	59,584	55,256
Depreciation and amortization	122,789	120,744
Total property operating expenses	272,166	265,148
Property management expenses	13,842	12,880
General and administrative expenses	13,153	10,132
Merger and integration related expenses	—	3,799
Interest expense	45,700	40,905
Loss on sale of depreciable real estate assets	13	—
Gain on sale of non-depreciable real estate assets	(8,963)	(150)
Other non-operating (income) expense	(935)	2,341
Income before income tax expense	66,202	50,962
Income tax expense	(641)	(640)
Income from continuing operations before real estate joint venture activity	65,561	50,322
Income from real estate joint venture	397	498
Net income	65,958	50,820
Net income attributable to noncontrolling interests	2,298	1,801
Net income available for shareholders	63,660	49,019
Dividends to MAA Series I preferred shareholders	922	922
Net income available for MAA common shareholders	$62,738	$48,097

Earnings per common share - basic:
Net income available for common shareholders	$0.55	$0.42

Earnings per common share - diluted:
Net income available for common shareholders	$0.55	$0.42

SHARE AND UNIT DATA
Shares and units in thousands	Three months ended March 31,
	2019	2018
Net Income Shares (1)
Weighted average common shares - basic	113,726	113,507
Effect of dilutive securities	207	—
Weighted average common shares - diluted	113,933	113,507
Funds From Operations Shares And Units
Weighted average common shares and units - basic	117,837	117,689
Weighted average common shares and units - diluted	118,018	117,893
Period End Shares And Units
Common shares at March 31,	113,916	113,745
Operating Partnership units at March 31,	4,105	4,142
Total common shares and units at March 31,	118,021	117,887

(1)
For additional information on the calculation of diluted common shares and earnings per common share, please refer to the Notes to Condensed Consolidated Financial Statements in MAA's Quarterly Report on Form 10-Q for the three months ended March 31, 2019, expected to be filed with the SEC on or about May 2, 2019.

CONSOLIDATED BALANCE SHEETS
Dollars in thousands
	March 31, 2019	December 31, 2018
Assets
Real estate assets:
Land	$1,878,209	$1,868,828
Buildings and improvements and other	11,730,705	11,670,216
Development and capital improvements in progress	57,396	59,506
	13,666,310	13,598,550
Less: Accumulated depreciation	(2,668,708)	(2,549,287)
	10,997,602	11,049,263
Undeveloped land	58,257	58,257
Investment in real estate joint venture	44,138	44,181
Real estate assets, net	11,099,997	11,151,701
Cash and cash equivalents	44,623	34,259
Restricted cash	14,764	17,414
Other assets	144,378	120,407
Total assets	$11,303,762	$11,323,781

Liabilities and equity
Liabilities:
Unsecured notes payable	$3,886,236	$4,053,302
Secured notes payable	661,862	475,026
Accrued expenses and other liabilities	419,320	413,850
Total liabilities	4,967,418	4,942,178
Redeemable common stock	11,045	9,414
Shareholders' equity:
Preferred stock	9	9
Common stock	1,137	1,136
Additional paid-in capital	7,141,544	7,138,170
Accumulated distributions in excess of net income	(1,037,268)	(989,263)
Accumulated other comprehensive loss	(3,300)	(212)
Total MAA shareholders' equity	6,102,122	6,149,840
Noncontrolling interests - Operating Partnership units	218,011	220,043
Total Company's shareholders' equity	6,320,133	6,369,883
Noncontrolling interest - consolidated real estate entities	5,166	2,306
Total equity	6,325,299	6,372,189
Total liabilities and equity	$11,303,762	$11,323,781

RECONCILIATION OF FFO, AFFO AND FAD TO NET INCOME AVAILABLE FOR MAA COMMON SHAREHOLDERS
Amounts in thousands, except per share and unit data	Three months ended March 31,
	2019	2018
Net income available for MAA common shareholders	$62,738	$48,097
Depreciation and amortization of real estate assets	121,210	119,566
Loss on sale of depreciable real estate assets	13	—
Depreciation and amortization of real estate assets of real estate joint venture	145	145
Net income attributable to noncontrolling interests	2,298	1,801
Funds from operations attributable to the Company	186,404	169,609
Recurring capital expenditures	(12,560)	(9,477)
Adjusted funds from operations	173,844	160,132
Redevelopment capital expenditures	(12,445)	(10,784)
Revenue enhancing capital expenditures	(8,039)	(4,663)
Commercial capital expenditures	(1,419)	(1,051)
Other capital expenditures	(3,977)	(9,627)
Funds available for distribution	$147,964	$134,007

Dividends and distributions paid	$113,271	$108,741

Weighted average common shares - diluted	113,933	113,507
FFO weighted average common shares and units - diluted	118,018	117,893

Earnings per common share - diluted:
Net income available for common shareholders	$0.55	$0.42

Funds from operations per Share - diluted	$1.58	$1.44
Adjusted funds from operations per Share - diluted	$1.47	$1.36

RECONCILIATION OF NET OPERATING INCOME TO NET INCOME AVAILABLE FOR MAA COMMON SHAREHOLDERS
Dollars in thousands	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
Net Operating Income
Same Store NOI	$237,439	$238,258	$231,655
Non-Same Store NOI	14,362	13,176	9,958
Total NOI	251,801	251,434	241,613
Depreciation and amortization	(122,789)	(121,541)	(120,744)
Property management expenses	(13,842)	(12,054)	(12,880)
General and administrative expenses	(13,153)	(9,063)	(10,132)
Merger and integration expenses	—	(609)	(3,799)
Interest expense	(45,700)	(44,454)	(40,905)
Loss on sale of depreciable real estate assets	(13)	(18)	—
Gain on sale of non-depreciable real estate assets	8,963	662	150
Other non-operating income (expense)	935	(631)	(2,341)
Income tax expense	(641)	(785)	(640)
Income from real estate joint venture	397	576	498
Net income attributable to noncontrolling interests	(2,298)	(2,235)	(1,801)
Dividends to MAA Series I preferred shareholders	(922)	(922)	(922)
Net income available for MAA common shareholders	$62,738	$60,360	$48,097

RECONCILIATION OF EBITDA, EBITDAre, ADJUSTED EBITDAre AND RECURRING ADJUSTED EBITDAre TO NET INCOME
Dollars in thousands	Three Months Ended		Twelve Months Ended
	March 31, 2019	March 31, 2018	March 31, 2019	December 31, 2018
Net income	$65,958	$50,820	$246,160	$231,022
Depreciation and amortization	122,789	120,744	491,804	489,759
Interest expense	45,700	40,905	178,389	173,594
Income tax expense	641	640	2,612	2,611
EBITDA	235,088	213,109	918,965	896,986
Loss on sale of depreciable real estate assets	13	—	52	39
Adjustments to reflect the Company's share of EBITDAre of unconsolidated affiliates	338	305	1,275	1,242
EBITDAre	235,439	213,414	920,292	898,267
Loss (gain) on debt extinguishment (1)	8	(219)	(1,952)	(2,179)
Net casualty gain and other settlement proceeds (1)	(1,544)	(9)	(2,259)	(724)
Gain on sale of non-depreciable assets	(8,963)	(150)	(13,345)	(4,532)
Adjusted EBITDAre	224,940	213,036	902,736	890,832
Merger and integration expenses	—	3,799	5,313	9,112
Recurring Adjusted EBITDAre	$224,940	$216,835	$908,049	$899,944

(1)	Included in Other non-operating (income) expense in the Consolidated Statements of Operations

RECONCILIATION OF NET DEBT TO UNSECURED NOTES PAYABLE AND SECURED NOTES PAYABLE
Dollars in thousands
	March 31, 2019	December 31, 2018
Unsecured notes payable	$3,886,236	$4,053,302
Secured notes payable	661,862	475,026
Total debt	4,548,098	4,528,328
Cash and cash equivalents	(44,623)	(34,259)
Net Debt	$4,503,475	$4,494,069

RECONCILIATION OF GROSS ASSETS TO TOTAL ASSETS
Dollars in thousands
	March 31, 2019	December 31, 2018
Total assets	$11,303,762	$11,323,781
Accumulated depreciation	2,668,708	2,549,287
Gross Assets	$13,972,470	$13,873,068

RECONCILIATION OF GROSS REAL ESTATE ASSETS TO REAL ESTATE ASSETS, NET
Dollars in thousands
	March 31, 2019	December 31, 2018
Real estate assets, net	$11,099,997	$11,151,701
Accumulated depreciation	2,668,708	2,549,287
Cash and cash equivalents	44,623	34,259
Gross Real Estate Assets	$13,813,328	$13,735,247

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDAre
For purposes of calculations in this release, Adjusted Earnings Before Interest, Income Taxes, Depreciation and Amortization for real estate, or Adjusted EBITDAre, is composed of EBITDAre adjusted for net gain or loss on non-depreciable asset sales, insurance and other settlement proceeds, and gain or loss on debt extinguishment. As an owner and operator of real estate, MAA considers Adjusted EBITDAre to be an important measure of performance from core operations because Adjusted EBITDAre does not include various income and expense items that are not indicative of operating performance. MAA's computation of Adjusted EBITDAre may differ from the methodology utilized by other companies to calculate Adjusted EBITDAre. Adjusted EBITDAre should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of financial performance.

Adjusted Funds From Operations (AFFO)
AFFO is composed of FFO less recurring capital expenditures. In order to better align the classification of capital expenditures with business goals, certain capital expenditures related to commercial properties have been reclassified out of recurring and revenue enhancing capital expenditures for comparative purposes. AFFO should not be considered as an alternative to Net income available for MAA common shareholders. As an owner and operator of real estate, MAA considers AFFO to be an important measure of performance from operations because AFFO measures the ability to control revenues, expenses and recurring capital expenditures.

EBITDA
For purposes of calculations in this release, Earnings Before Interest, Income Taxes, Depreciation and Amortization, or EBITDA, is composed of net income plus depreciation and amortization, interest expense, and income taxes. As an owner and operator of real estate, MAA considers EBITDA to be an important measure of performance from core operations because EBITDA does not include various expense items that are not indicative of operating performance. EBITDA should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of financial performance.

EBITDAre
For purposes of calculations in this release, Earnings Before Interest, Income Taxes, Depreciation and Amortization for real estate, or EBITDAre, is composed of EBITDA, as defined above, excluding the gain or loss on sale of depreciable asset sales and plus adjustments to reflect MAA's share of EBITDAre of unconsolidated affiliates. As an owner and operator of real estate, MAA considers EBITDAre to be an important measure of performance from core operations because EBITDAre does not include various expense items that are not indicative of operating performance. While MAA's definition of EBITDAre is in accordance with NAREIT's definition, it may differ from the methodology utilized by other companies to calculate EBITDAre. EBITDAre should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of financial performance.

Funds Available for Distribution (FAD)
FAD is composed of FFO less total capital expenditures, excluding development spending and property acquisitions. FAD should not be considered as an alternative to Net income available for MAA common shareholders. As an owner and operator of real estate, MAA considers FAD to be an important measure of performance from core operations because FAD measures the ability to control revenues, expenses and total capital expenditures.

Funds From Operations (FFO)
FFO represents net income available for MAA common shareholders (calculated in accordance with GAAP) excluding gains or losses on disposition of operating properties and asset impairment, plus depreciation and amortization of real estate assets, net income attributable to noncontrolling interests, and adjustments for joint ventures. Because noncontrolling interest is added back, FFO, when used in this document, represents FFO attributable to the Company. While MAA's definition of FFO is in accordance with NAREIT's definition, it may differ from the methodology for calculating FFO utilized by other companies and, accordingly, may not be comparable to such other companies. FFO should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance. MAA believes that FFO is helpful in understanding operating performance in that FFO excludes depreciation and amortization of real estate assets. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

NON-GAAP FINANCIAL MEASURES (CONTINUED)

Gross Assets
Gross Assets represents Total assets plus Accumulated depreciation. MAA believes that Gross Assets can be used as a helpful tool in evaluating its balance sheet positions. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Gross Real Estate Assets
Gross Real Estate Assets represents Real estate assets, net plus Accumulated depreciation and Cash and cash equivalents. MAA believes that Gross Real Estate Assets can be used as a helpful tool in evaluating its balance sheet positions. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Net Debt
Net Debt represents Unsecured notes payable and Secured notes payable less Cash and cash equivalents. MAA believes Net Debt is a helpful tool in evaluating its debt position.

Net Operating Income (NOI)
Net Operating Income represents Rental and other property revenues less Total property operating expenses, excluding depreciation, for all properties held during the period, regardless of their status as held for sale. NOI should not be considered as an alternative to Net income available for MAA common shareholders. MAA believes NOI by market is a helpful tool in evaluating the operating performance within MAA's markets because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

Recurring Adjusted EBITDAre
Recurring Adjusted EBITDAre represents Adjusted EBITDAre further adjusted to exclude certain items that are not considered part of MAA's core business operations such as acquisition and merger and integration expenses. MAA believes Recurring Adjusted EBITDAre is an important performance measure as it adjusts for certain items that by their nature are not comparable over periods and therefore tend to obscure actual operating performance. MAA's definition of Recurring Adjusted EBITDAre may differ from the methodology utilized by other companies to calculate Recurring Adjusted EBITDAre. Recurring Adjusted EBITDAre should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance.

Same Store NOI
Same Store NOI represents total operating revenues less total property operating expenses, excluding depreciation, for all properties classified within the Same Store Portfolio during the period. Same Store NOI should not be considered as an alternative to Net income available for MAA common shareholders. MAA believes Same Store NOI is a helpful tool in evaluating the operating performance within MAA's markets because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

OTHER KEY DEFINITIONS

Average Effective Rent per Unit
Average Effective Rent per Unit represents the average of gross rent amounts after the effect of leasing concessions for occupied units plus prevalent market rates asked for unoccupied units, divided by the total number of units. Leasing concessions represent discounts to the current market rate. MAA believes average effective rent is a helpful measurement in evaluating average pricing. It does not represent actual rental revenue collected per unit.

Average Physical Occupancy
Average Physical Occupancy represents the average of the daily physical occupancy for the quarter.

Development Communities
Communities remain identified as development until certificates of occupancy are obtained for all units under development. Once all units are delivered and available for occupancy, the community moves into the Lease-up Communities portfolio.

OTHER KEY DEFINITIONS (CONTINUED)

Lease-up Communities
New acquisitions acquired during lease-up and newly developed communities remain in the Lease-up Communities portfolio until stabilized. Communities are considered stabilized after achieving at least 90% occupancy for 90 days.

Non-Same Store Portfolio
Non-Same Store Portfolio includes recent acquisitions, communities that have been identified for disposition, and communities that have undergone a significant casualty loss.

Same Store Portfolio
MAA reviews its Same Store Portfolio at the beginning of each calendar year, or as significant transactions warrant. Communities are generally added into the Same Store Portfolio if they were owned and stabilized at the beginning of the previous year. Communities are considered stabilized after achieving at least 90% occupancy for 90 days. Communities that have been approved by MAA's Board of Directors for disposition are excluded from the Same Store Portfolio. Communities that have undergone a significant casualty loss are also excluded from the Same Store Portfolio.

Total Market Capitalization
Total Market Capitalization equals the number of shares of common stock plus units not held by MAA at period end multiplied by the closing stock price at period end, plus total debt outstanding.

Unencumbered NOI
Unencumbered NOI represents NOI generated by unencumbered assets (as defined in MAALP's bond covenants).

CONTACT: Investor Relations of MAA, 866-576-9689 (toll free), investor.relations@maac.com